Exhibit 99.1

Investor Contact:

Bonnie Ortega

VP – Corporate Communications

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM ANNOUNCES REVERSE STOCK SPLIT

SAN DIEGO, CA – July 18, 2013 - Cardium Therapeutics (NYSE MKT: CXM) announced a 1-for-20 reverse split of the Company’s issued and outstanding common stock effective at the open of the NYSE MKT Exchange today, July 18, 2013. Accordingly, each 20 shares of common stock and equivalents will be converted into one share of common stock. In addition, proportional adjustments will be made to Cardium’s outstanding warrants and stock options. As a result of the split, the number of shares of common stock to be received upon conversion of any of Cardium’s convertible preferred stock, including the preferred stock acquired in April 2013 and any additional shares, will be reduced by 20-fold. In addition, the conversion price of convertible preferred stock, which is subject to adjustment as previously described, will be increased by 20-fold.

At this morning’s market open, Cardium’s common stock will trade under new CUSIP number 141916304. The Company’s trading symbol, CXM, will remain unchanged. As a result of the reverse stock split, the number of issued and outstanding common shares will be reduced to approximately 6.5 million. The number of authorized shares and the par value per share of common stock will remain unchanged. No fractional shares of common stock will be issued as a result of the reverse stock split and shareholders of record will receive cash in lieu of fractional shares to which they would otherwise be entitled, based upon the price of Cardium’s common stock at close of market on July 17, 2013.

Cardium stockholders who hold their shares in certificated form will receive a communication from Computershare Trust Company regarding the exchange of outstanding stock certificates into new certificates or book entry form.

The Company has filed an amendment to its Restated Articles of Incorporation to effect the reverse stock split, which was authorized by stockholders at Cardium’s reconvened annual meeting of stockholders on July 2, 2013. The reverse stock split was a condition of the April 2013 securities purchase agreement which was also approved by stockholders at the initial annual meeting of stockholders. Cardium plans to complete the second closing of the remaining 1,656 shares of Series A convertible preferred stock under the registered direct offering for gross proceeds of approximately $1.7 million.

About Cardium

Cardium is an asset-based health sciences and regenerative medicine company focused on the acquisition and strategic development of innovative products and businesses with the potential to address significant unmet medical needs and having definable pathways to commercialization, partnering or other economic monetizations. Cardium’s current portfolio includes LifeAgain medical data analytics, Tissue Repair Company, Cardium Biologics, and the Company’s To Go Brands® nutraceutical business. The Company’s lead commercial product, Excellagen® topical gel for wound care management, has received FDA clearance for marketing and sale in the United States. Cardium’s lead clinical development product candidate Generx® is a DNA-based angiogenic biologic intended for the treatment of patients with myocardial ischemia due to coronary artery disease. To Go Brands® develops, markets and sells dietary supplements through established regional and national retailers. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. For more information, visit www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from expectations. For example, there is no assurance that planned product development efforts and clinical studies can be performed in an efficient and effective manner; that regulatory approvals can be obtained in a timely manner or at all; that partnering, distribution or other commercialization efforts can be achieved; that our products or proposed products will prove to be sufficiently safe and effective; that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive; that third parties on whom we depend will behave as anticipated; or that necessary regulatory approvals will be obtained. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development, testing and marketing of biologics, medical devices and other products, and the conduct of human clinical trials, including the timing, costs and outcomes of such trials, whether our efforts to launch new products and expand our markets will be successful or completed within the time frames contemplated, our dependence upon proprietary technology, our ability to obtain necessary funding, regulatory approvals and qualifications, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2013 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics®, Generx®, Cardionovo®, Tissue Repair™, Excellagen®, Excellarate™, LifeAgain™, Genedexa™, Neo-Apps®, MedPodium®, Neo-Energy®, Neo-Chill™ and Neo-Carb Bloc® are trademarks of Cardium Therapeutics, Inc. or Tissue Repair Company. To Go Brands®, High Octane®, Green Tea Energy Fusion™, Acai Natural Energy Boost™, Greens to Go®, Extreme Berries to Go®, Healthy Belly®, VitaRocks®, Smoothie Complete®, Trim Green Coffee Bean™, and Trim Energy®, are trademarks of To Go Brands, Inc. Other trademarks belong to their respective owners.